Exhibt 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-175376) of Golar LNG Limited of our report dated April 30, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Form 20-F.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
London, United Kingdom
April 30, 2013